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                     TERRITORY OF THE BRITISH VIRGIN ISLANDS

                THE BVI BUSINESS COMPANIES ACT, 2004 (THE "ACT")

                            MEMORANDUM OF ASSOCIATION

                                       OF

                           TONGXIN INTERNATIONAL LTD.

      NAME

1     The name of the Company is Tongxin International Ltd.

      COMPANY LIMITED BY SHARES

2 The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member's shares.

      REGISTERED OFFICE

3 The first registered office of the Company will be situated at the office of the registered agent which is Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

      REGISTERED AGENT

4 The first registered agent of the Company will be Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

      GENERAL OBJECTS AND POWERS

5 Subject to Regulation 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

      LIMITATIONS ON THE COMPANY'S BUSINESS

6     For the purposes of section 9(4) of the Act the Company has no power to:

      (a) carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;


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      (b)   carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

      (c) carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

      (d) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

      (e) carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

      AUTHORISED SHARES

7     (a)   The Company is authorised to issue a maximum of 39,000,000 shares of the following classes with a par value of US$0.001 each:

            (i)   39,000,000 ordinary shares ("ORDINARY SHARES");

      (b) The shares in the Company shall be issued in the currency of the United States of America.

      (c)   Each share in the Company confers on the holder:

            (i) the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

            (ii) the right to an equal share in any dividend paid by the Company in accordance with the Act; and

            (iii) the right to an equal share in the distribution of the surplus assets of the Company.

      (d) The directors may, subject to the Act, by amending this Memorandum and/or the Articles, determine the designations, powers, preferences and relative, participation, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, dividend rights, conversion rights, redemption privileges, voting powers and liquidation preferences that any Preferred Share issued by the Company confers on the holder.

      REGISTERED SHARES ONLY

8 Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.



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      AMENDMENTS

9 Subject to the provisions of the Act, the Company shall by resolution of the members (or by resolution of the directors only where such amendment is required to provide for the rights conferred by Preferred Shares on their holders pursuant to Clause 7(d)) have the power to amend or modify any of the conditions contained in this Memorandum of Association.

We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this [ ]th day of February, 2008.

Incorporator

________________________________
Jose Santos
Authorised Signatory
Maples Finance BVI Limited